Exhibit 99.1

Contacts:	For Media:	John Calagna
(212) 578-6252

	For Investors:	Conor Murphy
(212) 578-7788
METLIFE ANNOUNCES FIRST QUARTER 2008 RESULTS
— Record Premiums, Fees & Other Revenues of $9.4 Billion —
NEW YORK, May 1, 2008 — MetLife, Inc. (NYSE: MET) today reported first quarter 2008 net income1 of $615 million, or $0.84 per diluted common share, compared with $983 million, or $1.28 per diluted common share, for the first quarter of 2007. Net income results from both periods reflect net investment gains and losses.
Operating earnings2 for the first quarter of 2008 were $1,111 million, or $1.52 per diluted common share, compared with $1,082 million, or $1.41 per diluted common share, for the prior period.

	For the three months ended March 31,
	2008	2007
	(In millions, except per common share data)
Net income available to common shareholders	$615	$983
Net income available to common shareholders per diluted common share	$0.84	$1.28
Operating earnings available to common shareholders[2]	$1,111	$1,082
Operating earnings available to common shareholders per diluted common share[2]	$1.52	$1.41
Book value per diluted common share	$42.25	$41.64
Book value per diluted common share, excluding accumulated other comprehensive income[2]	$43.65	$39.82

[1]	All references in this press release (other than in any of the tables and in the Non-GAAP and Other Financial Disclosures discussion below) to net income, net income per diluted common share, operating earnings and operating earnings per diluted common share should be read as net income available to common shareholders, net income available to common shareholders per diluted common share, operating earnings available to common shareholders and operating earnings available to common shareholders per diluted common share, respectively.

[2]	Operating earnings available to common shareholders, operating earnings available to common shareholders per diluted common share and book value per diluted common share, excluding accumulated other comprehensive income, are not calculated based on generally accepted accounting principles (GAAP). Information regarding non-GAAP financial measures in this press release and the reconciliation of them to GAAP measures are provided in the Non-GAAP and Other Financial Disclosures discussion below, as well as in the tables that accompany this release.

First Quarter Highlights
•	Record premiums, fees and other revenues of $9.4 billion, up 12% from the first quarter of 2007
•	$1.52 in operating earnings per share, up 8% from the first quarter of 2007
•	Record operating earnings in Institutional Business
“MetLife had a strong first quarter,” said C. Robert Henrikson, chairman of the board, president and chief executive officer of MetLife, Inc. “Compared to the prior year period, we grew top line results by 12%, increased operating earnings per share by 8% and continued to demonstrate the benefit of having a diverse mix of businesses. Despite the challenges posed by the credit and equity markets, we continued to execute well on our plans. Institutional Business generated record operating earnings fueled by strong top-line growth while Individual Business increased life insurance sales and International’s top line grew by 25% over the first quarter of 2007. At the same time, we also repurchased more than 20 million shares of MetLife common stock.”
First Quarter Segment Overview
Reconciliations of segment net income to segment operating earnings are provided in the tables that accompany this release.
Institutional Business Earnings a Record $558 Million, up 23%
Institutional Business had a record quarter, generating $558 million in operating earnings, compared with $452 million in the first quarter of 2007. In addition to growing total premiums, fees and other revenues by 14% over the first quarter of 2007, Institutional had solid underwriting results, particularly in retirement & savings and non-medical health, as well as wider interest spreads.
Retirement & savings operating earnings were $321 million in the quarter, up 21% from the first quarter of 2007. The strong performance during the quarter reflects favorable underwriting results as well as wider interest spreads. In addition, premiums, fees and other revenues rose 59% due in part to higher pension closeout sales during the quarter.
Operating earnings in non-medical health & other were a record $118 million in the quarter, up 49% from the first quarter of 2007. The earnings growth was driven by improved underwriting results and lower expenses. Also in the quarter, premiums, fees and other revenues increased 13% and reflect a 24% increase in dental’s top line results, which benefited in part from the recent acquisition of a dental HMO.
Group life operating earnings for the quarter were $119 million, up 11% from the first quarter of 2007. Earnings in the business benefited from a 5% growth in premiums, fees and other revenues as well as wider interest spreads.
Individual Business Earnings of $312 Million
Individual Business had operating earnings of $312 million during the first quarter of 2008 compared with $319 million in the first quarter of 2007. The equity market downturn contributed to the relatively flat earnings in the segment year-over-year. Individual Business generated strong top-line growth in life insurance sales, although volatile equity markets resulted in lower variable annuity deposits during the quarter.

Total life operating earnings for the quarter were $131 million, up 14% from the first quarter of 2007. During the quarter, strong investment earnings were partially offset by lower underwriting margins. Total life first year premiums and deposits grew 9% over the first quarter of 2007, driven by continued success in the independent channel.
Annuity operating earnings were $167 million, compared with $210 million in the first quarter of 2007. An unfavorable equity market impacted annuity earnings during the quarter. Fees for separate account investment-type products within the annuity business rose 5% while variable annuity premiums and deposits were $3.2 billion, slightly lower than the $3.3 billion received in the first quarter of 2007.
Auto & Home Earnings of $98 Million
Auto & Home operating earnings were $98 million in the first quarter of 2008, compared with $106 million in the first quarter of 2007. In the first quarter of 2008, the segment benefited from favorable non-catastrophe claim development related to prior accident years of $23 million, net of income tax, compared with $30 million, net of income tax, in the prior year period. In addition, catastrophe losses in the first quarter of 2008 were $16 million, net of income tax. This result was $9 million more than the first quarter of 2007 and higher than expected.
International Business Earnings of $137 Million, up 10%
International Business generated operating earnings of $137 million in the first quarter of 2008, compared with $124 million in the prior year period. Results in the segment were driven in large part by strong performance in the Latin America region.
For the quarter, premiums, fees and other revenues grew 19% on a comparable currency basis over the prior year period to reach $1.2 billion, marking the fourth consecutive quarter that results have exceeded $1 billion. In South Korea, on a local currency basis, sales grew by 82% compared to the first quarter of 2007 to reach 267 billion won ($289 million). In line with current market conditions and due in part to recent changes in regulatory guidelines, Japan annuity deposits of 157 billion yen ($1.45 billion) were down from 190 billion yen ($1.63 billion) in the prior year period.
Investments
MetLife’s investment portfolio continued to deliver strong results in the first quarter of 2008. Before income tax and the impact of deferred acquisition costs, variable investment income was approximately $20 million higher than plan.
In the quarter, MetLife had net realized investment losses, after income tax, of $560 million, including $150 million, net of income tax, in credit-related losses. This level of credit-related losses is in line with the company’s expectations given the current credit market environment and had little impact on MetLife’s $350 billion general account portfolio. The remainder of the net realized investment losses was primarily driven by net derivative losses related to investment positions that do not qualify for hedge accounting. These derivative losses were driven by a significant drop in the value of the U.S. dollar and a drop in interest rates, particularly at the short end of the curve. These losses are generally offset by corresponding adjustments elsewhere in the company’s financial statements.

Corporate Events
Share Repurchase
For the quarter ended March 31, 2008, MetLife repurchased approximately 20.4 million shares of common stock at an aggregate cost of $1,250 million. Currently, MetLife has $1,261 million remaining on its existing share repurchase authorizations.
Earnings Conference Call
MetLife will hold its first quarter 2008 earnings conference call and audio Webcast on Friday, May 2, 2008, from 8:00 to 9:00 a.m. (ET). The conference call will be available live via telephone and the Internet. To listen over the telephone, dial (612) 338-1040 (domestic and international callers). To listen to the conference call over the Internet, visit www.metlife.com (through a link on the Investor Relations page). Those who want to listen to the call on the telephone or via the Internet should dial in or go to the Web site at least fifteen minutes prior to the call to register, and/or download and install any necessary audio software.
The conference call will be available for replay via telephone and the Internet beginning at 10:00 a.m. (ET) on Friday, May 2, 2008, until Friday, May 9, 2008, at 11:59 p.m. (ET). To listen to a replay of the conference call over the telephone, dial (320) 365-3844 (domestic and international callers). The access code for the replay is 917200. To access the replay of the conference call over the Internet, visit the above-mentioned Web site.
Non-GAAP and Other Financial Disclosures
MetLife analyzes its performance using so-called non-GAAP measures, including operating earnings available to common shareholders and operating earnings available to common shareholders per diluted common share. Operating earnings available to common shareholders is defined as GAAP net income, excluding net investment gains and losses, net of income tax, adjustments related to net investment gains and losses, net of income tax, and discontinued operations other than discontinued real estate, net of income tax, less preferred stock dividends which are recorded in Corporate & Other. Scheduled periodic settlement payments on derivative instruments not qualifying for hedge accounting treatment are included in operating earnings available to common shareholders. Operating earnings available to common shareholders per diluted common share is calculated by dividing operating earnings available to common shareholders by the number of weighted average diluted common shares outstanding for the period indicated. Operating return on common equity is defined as operating earnings available to common shareholders divided by average GAAP common equity, excluding accumulated other comprehensive income. MetLife believes these measures enhance the understanding and comparability of its performance by excluding net investment gains and losses, net of income tax, and adjustments related to net investment gains and losses, net of income tax, both of which can fluctuate significantly from period to period, and discontinued operations other than discontinued real estate, net of income tax, thereby highlighting the results from operations and the underlying profitability drivers of the business. Operating earnings available to common shareholders and operating earnings available to common shareholders per diluted common share should not be viewed as substitutes for GAAP net income available to common shareholders and GAAP net income available to common shareholders per diluted common share, respectively.

	For the three months ended March 31,
	2008		2007
	(In millions, except per common share data)
Net income available to common shareholders	$615	$0.84	$983	$1.28
Less: Net investment gains (losses), net of income tax[1]	(560)	(0.77)	(58)	(0.08)
Less: Adjustments related to net investment gains (losses), net of income tax[2]	64	0.09	(26)	(0.03)
Less: Discontinued operations, net of income tax[3]	—	—	(15)	(0.02)

Operating earnings available to common shareholders	$1,111	$1.52	$1,082	$1.41

Book value per diluted common share	$42.25		$41.64
Less: Accumulated other comprehensive income (loss) per diluted common share	(1.40)		1.82

Book value per diluted common share, excluding accumulated other comprehensive income	$43.65		$39.82

(1)	Net investment gains (losses), net of income tax, includes gains (losses) on sales of real estate and real estate joint ventures related to discontinued operations of $0 million and $3 million for the three months ended March 31, 2008 and 2007, respectively, and excludes gains (losses) of $(4) million and $38 million for the three months ended March 31, 2008 and 2007, respectively, from scheduled periodic settlement payments on derivative instruments not qualifying for hedge accounting treatment.

(2)	Adjustments related to net investment gains (losses), net of income tax, include amortization of unearned revenue and deferred acquisition costs, adjustments to the policyholder dividend obligation and amounts allocable to certain participating contracts.

(3)	Discontinued operations, net of income tax, exclude gains (losses) from discontinued operations related to real estate and real estate joint ventures.
Net income available to common shareholders and net income available to common shareholders per diluted common share are defined as net income and net income per diluted common share less preferred stock dividends, respectively.
This release contains statements which constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements relating to trends in the operations and financial results and the business and the products of the company and its subsidiaries, as well as other statements including words such as “anticipate,” “believe,” “plan,” “estimate,” “expect,” “intend” and other similar expressions. Forward-looking statements are made based upon management’s current expectations and beliefs concerning future developments and their potential effects on the company. Such forward-looking statements are not guarantees of future performance.
Actual results may differ materially from those included in the forward-looking statements as a result of risks and uncertainties including, but not limited to, the following: (i) changes in general economic conditions, including the performance of financial markets and interest rates, which may affect the company’s ability to raise capital; (ii) heightened competition, including with respect to pricing, entry of new competitors, the development of new products by new and existing competitors and for personnel; (iii) investment losses and defaults, and changes to investment valuations; (iv) unanticipated changes in industry trends; (v) catastrophe losses; (vi) ineffectiveness of risk management policies and procedures; (vii) changes in accounting standards, practices and/or policies; (viii) changes in assumptions related to deferred policy acquisition costs, value of business acquired or goodwill; (ix) discrepancies between actual claims experience and assumptions used in setting prices for the company’s products and establishing the liabilities for the company’s obligations for future policy benefits and claims; (x) discrepancies between actual experience and assumptions used in establishing liabilities related to other contingencies or obligations; (xi) adverse results or other consequences from litigation, arbitration or regulatory investigations; (xii) downgrades in the company’s and its affiliates’ claims paying ability, financial strength or credit ratings; (xiii) regulatory, legislative or tax changes that may affect the cost of, or demand for, the company’s products or services; (xiv) MetLife, Inc.’s primary reliance, as a holding company, on dividends from its subsidiaries to meet debt payment obligations and the applicable regulatory restrictions on the ability of the subsidiaries to pay such dividends; (xv) deterioration in the experience of the “closed block” established in connection with the reorganization of Metropolitan Life Insurance Company; (xvi) economic, political, currency and other risks relating to the company’s international operations; (xvii) the effects of business disruption or economic contraction due to terrorism or other hostilities; (xviii) the company’s ability to identify and consummate on successful terms any future acquisitions, and to successfully integrate acquired businesses with minimal disruption; and (xix) other risks and uncertainties described from time to time in MetLife, Inc.’s filings with the U.S. Securities and Exchange Commission. The company specifically disclaims any obligation to update or revise any forward-looking statement, whether as a result of new information, future developments or otherwise.
Celebrating 140 years, MetLife, Inc. is a leading provider of insurance and financial services with operations throughout the United States and the Latin America, Europe and Asia Pacific regions. Through its domestic and international subsidiaries and affiliates, MetLife, Inc. reaches more than 70 million customers around the world and MetLife is the largest life insurer in the United States (based on life insurance in-force). The MetLife companies offer life insurance, annuities, auto and home insurance, retail banking and other financial services to individuals, as well as group insurance, reinsurance and retirement & savings products and services to corporations and other institutions. For more information, please visit www.metlife.com.
For a copy of MetLife’s Quarterly Financial Supplement, please visit www.metlife.com.
# # #

MetLife, Inc.
Consolidated Statements of Income
For the Three Months Ended March 31, 2008 and 2007 (Unaudited)
(In millions)

	Three Months Ended
	March 31,
	2008	2007
Revenues
Premiums	$7,593	$6,765
Universal life and investment-type product policy fees	1,417	1,280
Net investment income	4,508	4,521
Other revenues	395	384
Net investment gains (losses)	(886)	(38)

Total revenues	13,027	12,912

Expenses
Policyholder benefits and claims	7,743	6,773
Interest credited to policyholder account balances	1,247	1,376
Policyholder dividends	430	424
Other expenses	2,740	2,896

Total expenses	12,160	11,469

Income from continuing operations before provision for income tax	867	1,443
Provision for income tax	217	416

Income from continuing operations	650	1,027
Loss from discontinued operations, net of income tax	(2)	(10)

Net income	648	1,017
Preferred stock dividends	33	34

Net income available to common shareholders	$615	$983

Operating Earnings Available to Common Shareholders Reconciliation
Net income available to common shareholders	$615	$983
Net investment gains (losses)	(893)	(95)
Minority interest — net investment gains (losses)	25	4
Net investment gains (losses) tax provision	308	33

Net investment gains (losses), net of income tax (1) (2)	(560)	(58)

Adjustments related to universal life and investment-type product policy fees	5	—
Adjustments related to policyholder benefits and dividends	(128)	(65)
Adjustments related to other expenses	217	25
Adjustments related to tax benefit (provision)	(30)	14

Adjustments related to net investment gains (losses), net of income tax (3)	64	(26)

Discontinued operations, net of income tax (4)	—	(15)

Operating earnings available to common shareholders	$1,111	$1,082

(1)	Net investment gains (losses), net of income tax, excludes scheduled periodic settlement payments on derivative instruments not qualifying for hedge accounting treatment of ($4) million and $38 million for the three months ended March 31, 2008 and 2007, respectively.

(2)	Net investment gains (losses), net of income tax, from real estate and real estate joint ventures includes discontinued operations of $0 million and $3 million for the three months ended March 31, 2008 and 2007, respectively.

(3)	Adjustments related to net investment gains (losses), net of income tax, includes amortization of unearned revenue and deferred policy acquisition costs, adjustments to the policyholder dividend obligation and amounts allocable to certain participating contracts.

(4)	Discontinued operations, net of income tax, excludes gains (losses) from discontinued operations related to real estate and real estate joint ventures.

MetLife, Inc.
Financial Highlights
Unaudited
(In millions, except per common share data or otherwise noted)

	At or for the Three Months
	Ended March 31,
	2008	2007
Other Financial Data:
Net income available to common shareholders	$615	$983
Operating earnings available to common shareholders	$1,111	$1,082
Total assets (billions)	$557.1	$537.8

Individual Business Sales Data:
Total first year life premiums and deposits	$251	$230
Variable and Universal life first year premiums and deposits (including COLI/BOLI)	$200	$178
Total annuity deposits	$3,464	$3,682

Earnings Per Common Share Calculation:
Weighted average common shares outstanding — diluted	732.7	769.1
Operating earnings available to common shareholders per common share — diluted	$1.52	$1.41
Net income available to common shareholders per common share — diluted	$0.84	$1.28

MetLife, Inc.
Consolidated Balance Sheet Data
March 31, 2008 and March 31, 2007 (Unaudited)
(In millions)

	March 31,	March 31,
	2008	2007
Balance Sheet Data:
General account assets	$404,562	$390,497
Separate account assets	152,570	147,312

Total assets	$557,132	$537,809

Policyholder liabilities	$287,320	$272,260
Short-term debt	632	3,375
Long-term debt	9,652	9,488
Collateral financing arrangements	5,792	850
Junior subordinated debt securities	4,474	3,780
Shares subject to mandatory redemption	159	278
Other liabilities	63,534	66,397
Separate account liabilities	152,570	147,312

Total liabilities	524,133	503,740

Preferred stock, at par value	1	1
Common stock, at par value	8	8
Additional paid-in capital	17,600	17,503
Retained earnings	20,526	17,228
Treasury stock	(4,108)	(2,073)
Accumulated other comprehensive income (loss)	(1,028)	1,402

Total stockholders’ equity	32,999	34,069

Total liabilities and stockholders’ equity	$557,132	$537,809

MetLife, Inc.
Reconciliations of Net Income Available to Common Shareholders to Operating Earnings Available to Common Shareholders
Unaudited
(In millions)

	Three Months Ended
	March 31,
	2008	2007
Total Institutional Operations
Net income available to common shareholders	$84	$356
Net investment gains (losses), net of income tax	(483)	(88)
Adjustments related to net investment gains (losses), net of income tax	9	(8)

Operating earnings available to common shareholders	$558	$452

Institutional Operations:
Group Life
Net income available to common shareholders	$5	$103
Net investment gains (losses), net of income tax	(115)	(4)
Adjustments related to net investment gains (losses), net of income tax	1	—

Operating earnings available to common shareholders	$119	$107

Retirement & Savings
Net income available to common shareholders	$(111)	$181
Net investment gains (losses), net of income tax	(436)	(81)
Adjustments related to net investment gains (losses), net of income tax	4	(4)

Operating earnings available to common shareholders	$321	$266

Non-Medical Health & Other
Net income available to common shareholders	$190	$72
Net investment gains (losses), net of income tax	68	(3)
Adjustments related to net investment gains (losses), net of income tax	4	(4)

Operating earnings available to common shareholders	$118	$79

Total Individual Operations
Net income available to common shareholders	$276	$315
Net investment gains (losses), net of income tax	(63)	3
Adjustments related to net investment gains (losses), net of income tax	27	(7)

Operating earnings available to common shareholders	$312	$319

Individual Operations:
Traditional Life
Net income available to common shareholders	$9	$56
Net investment gains (losses), net of income tax	(91)	6
Adjustments related to net investment gains (losses), net of income tax	10	(12)

Operating earnings available to common shareholders	$90	$62

Variable & Universal Life
Net income available to common shareholders	$22	$48
Net investment gains (losses), net of income tax	(22)	(7)
Adjustments related to net investment gains (losses), net of income tax	3	2

Operating earnings available to common shareholders	$41	$53

Annuities
Net income available to common shareholders	$247	$221
Net investment gains (losses), net of income tax	66	8
Adjustments related to net investment gains (losses), net of income tax	14	3

Operating earnings available to common shareholders	$167	$210

Other
Net income (loss) available to common shareholders	$(2)	$(10)
Net investment gains (losses), net of income tax	(16)	(4)

Operating earnings available to common shareholders	$14	$(6)

Total Auto & Home
Net income available to common shareholders	$91	$113
Net investment gains (losses), net of income tax	(7)	7

Operating earnings available to common shareholders	$98	$106

Auto & Home:
Auto
Net income available to common shareholders	$69	$81
Net investment gains (losses), net of income tax	(5)	6

Operating earnings available to common shareholders	$74	$75

Homeowners & Other
Net income available to common shareholders	$22	$32
Net investment gains (losses), net of income tax	(2)	1

Operating earnings available to common shareholders	$24	$31

MetLife, Inc.
Reconciliations of Net Income Available to Common Shareholders to Operating Earnings Available to Common Shareholders
Unaudited
(In millions)

	Three Months Ended
	March 31,
	2008	2007
International
Net income available to common shareholders	$186	$100
Net investment gains (losses), net of income tax	89	18
Adjustments related to net investment gains (losses), net of income tax	(40)	(11)
Discontinued operations, net of income tax	—	(31)

Operating earnings available to common shareholders	$137	$124

Reinsurance
Net income available to common shareholders	$12	$34
Net investment gains (losses), net of income tax	(85)	(2)
Adjustments related to net investment gains (losses), net of income tax	68	—

Operating earnings available to common shareholders	$29	$36

Corporate, Other & Eliminations
Net income available to common shareholders	$(34)	$65
Net investment gains (losses), net of income tax	(11)	4
Discontinued operations, net of income tax	—	16

Operating earnings available to common shareholders	$(23)	$45